EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:
Network-1 Technologies, Inc.
Corey M. Horowitz, Chairman and CEO
212-829-5770

NETWORK-1 SUBSIDIARY TO RECEIVE $17.5 MILLION
IN SETTLEMENT OF CLAIM

New York, New York April 26, 2016 - Network-1 Technologies, Inc. (NYSE MKT:NTIP), a company specializing in the development, licensing and protection of its intellectual property assets, today announced that Mirror Worlds Technologies, LLC ("MWT"), its wholly-owned subsidiary, has entered into an agreement pursuant to which it will receive $17.5 million in connection with a settlement of a professional liability claim relating to services rendered in 2008 - 2010.  Network-1, through its subsidiary MWT, acquired the claim in May 2013 as part of its acquisition of the patent portfolio of Mirror Worlds, LLC.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-seven (27) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.  Network-1's Remote Power Patent has generated licensing revenue in excess of $82 million from May 2007 through December 31, 2015.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770